EXHIBIT 2.1

                        ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 31, 2008, is made by and among iPRINT TECHNOLOGIES, LLC, a Delaware limited liability company ("Buyer"), AMERICAN TONERSERV CORP., a Delaware corporation ("ATS"), iPRINT TECHNOLOGIES, INC., a California corporation ("Seller"), and CHAD SOLTER, DARRELL TSO, and SCOTT MUCKLEY (together, "Selling Shareholders").

                               RECITALS

     A. Seller is engaged in the retail business of providing printing supplies and service to a variety of companies, including Fortune 1000 companies, nationwide (the "Business"), which is located at 9321 Eton Avenue, Chatsworth, California (the "Los Angeles Premises") and at 980 Magnolia Avenue, Larkspur, California (the "Bay Area Premises" and together with the Los Angeles Premises, the "Premises").

     B. Selling Shareholders own directly or indirectly all of the issued and outstanding capital stock of Seller.

     C.     Buyer is a wholly-owned subsidiary of ATS.

     D. Seller and Selling Shareholders desire to sell and Buyer desires to purchase the assets of the Business, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                              AGREEMENT

     1. Definitions. Capitalized terms used herein shall have the meanings ascribed thereto in this Agreement, a list of which is included in the Schedule of Definitions attached hereto as Schedule 1.

     2. Sale and Purchase of Assets. Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date all of Seller's right, title and interest in and to all of the assets and rights (the "Purchased Assets") of every type and description, used in or relating to the Business, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller, including, without limitation, the following assets and rights:

          2.1. Equipment. The furniture, fixtures, equipment, motor vehicles, machines, tools, inventory, supplies, leasehold improvements, trade fixtures, and other tangible assets which are owned by Seller and used primarily or exclusively in the operation of the Business as of the Closing Date (collectively, "Equipment"), including, without limitation, the Equipment set forth on the Schedule of Equipment attached hereto as Schedule
2.1. Without limiting the generality of the foregoing, the Equipment shall include the following: (i) the office furniture, computers, printers, copiers, fax machines, and other equipment used in the operation of the Business; (ii) the equipment, computers, hand-held computers, mobile phones, and tools normally carried on the service trucks; (iii) the entire fleet of vehicles (service trucks, vans and other vehicles), including, without limitation, the vehicles set forth on the schedule of vehicles included in the Schedule of Equipment, other than the vehicle described in clause (iii) of Section 3 hereof; (iv) the technicians' and other truck-based service equipment; (v) the printers rented or borrowed, or intended to be rented or borrowed, by customers of the Business.

          2.2. Inventory. All inventory of the Business as of the Closing Date, wherever located, including finished goods, spare parts and supplies customarily included in the service trucks ("Inventory"), including without limitation, the Inventory set forth on the Schedule of Inventory attached hereto as Schedule 2.2.

          2.3. Customers and Goodwill. All rights to solicit and service Seller's customers and potential customers of the Business as of the Closing Date, together with all goodwill related thereto, and all lists, records, files, marketing materials, and billing histories associated therewith.

          2.4. Telephone and Facsimile Numbers. All of Seller's assignable rights to the telephone number(s) and the facsimile number(s) of the Business as of the Closing Date.

          2.5. Intellectual Property. All Intellectual Property used primarily or exclusively in Seller's operation of the Business as of the Closing Date, including, without limitation, the Intellectual Property set forth in the Schedule of Intellectual Property attached hereto as Schedule
2.5. Part A of the Schedule of Intellectual Property sets forth the Intellectual Property owned by Seller and Selling Shareholders and Part B of the Schedule of Intellectual Property sets forth the Intellectual Property licensed from third parties.

     As used in this Agreement, "Intellectual Property" shall mean any and all intellectual property rights recognized in any country or jurisdiction in the world including, without limitation, trade names, trademarks (including common-law trademarks), service marks, domain names and internet content (including websites), art work, packaging, logos, all domestic and foreign copyrights, the respective registrations and applications for any of the foregoing, all domestic and foreign patents, their applications and registrations, all technology, know-how, trade secrets, formulas, drawings, designs, systems, source code, object code, design documents, test documents, technical manuals, customer lists, product information, development work-in-progress. Intellectual Property includes all goodwill associated with all of the foregoing.

          2.6.     Leasehold Interests.  All of Seller's leasehold interests
(i) in personal property leased by or to Seller, including, without limitation, all leases or rental agreements covering any Equipment; and (ii) as lessee of the Premises under the Leases and any other Leased Real Property, including any leasehold improvements located thereon.

          2.7. Accounts Receivable. All accounts receivable, notes receivable, negotiable instruments, and chattel paper (collectively, the "Accounts Receivable") of the Business as of the Closing Date, except as excluded in Section 3 hereof.

          2.8. Permits. All Permits to the extent assignable or transferable.

          2.9. Contract Rights, and Other Intangible Assets. All of Seller's right, title, and interest in, to, and under the Contracts, including, without limitation, contracts with all customers, suppliers and vendors of the Business as of the Closing Date and all warranties, guarantees, and service contracts relating to any Equipment as of the Closing Date.

          2.10. Books and Records. All books and records (including all discs, tapes, and other media-storage data and information) of the Business as of the Closing Date, other than the organizational records of Seller described in clause (ii) of Section 3 hereof.

          2.11. Other Records, Manuals and Documents. All mailing lists, customer lists, billing histories, supplier lists, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of the Business as of the Closing Date.

          2.12. Insurance Proceeds. All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller reflected on any of the Schedules referred to in this Section 2, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Purchased Assets but for such damage, destruction or loss.

     3. Excluded Assets. Excluded from the definition of Purchased Assets and the purchase and sale hereunder, and specifically retained as the property of Seller after the Closing Date, are the following (the "Excluded Assets"): (i) all cash and cash equivalents on hand as of the Closing Date;
(ii) books and records of Seller that do not relate to the operations of the Business, including the articles of incorporation, bylaws, and other records having exclusively to deal with the organization and capitalization of Seller; (iii) the promissory note receivable by Seller from the loan to Steve Moore in the principal amount of $30,000; (iv) the receivables from the bankruptcy settlement of Friedman's Jewelers in the approximate amount of $28,000 and (v) the 2007 Cadillac Escalade ESV.

      4.     Assumption of Liabilities.

          4.1. Assumed Liabilities. At the Closing and upon the terms and conditions contained in this Agreement and the Assumption Agreement, Buyer shall assume and agree to discharge and perform the following (and only the following) liabilities of Seller (the "Assumed Liabilities"):

               (a) Trade Payables. All current trade accounts payable of Seller relating exclusively to the Business outstanding as of the Closing Date, but only to the extent such payables (i) were incurred in the ordinary course of business consistent with past practice; and (ii) do not result from any failure to pay when and as due or any other breach of the terms and conditions of any agreement (written or oral) by and between Seller and the vendor or supplier to which such payable is due, including, without limitation, any penalties, late charges or interest accrued on or before the Closing Date.

               (b) Leases. Liabilities of Seller accruing from and after the Closing Date under the Leases, but only to the extent such liabilities do not result (i) from any failure to pay when and as due or any other breach of the terms and conditions of such Leases, including, without limitation, any repair or maintenance (deferred or otherwise) obligations, Taxes, insurance, utilities, common area maintenance charges, penalties, late charges or interest accrued on or before the Closing Date; or (ii) from any payment or other consideration, including, without limitation, any attorneys fees or costs, required to be paid to the landlord, if any, in connection with the assignment of the Leases to Buyer as required by this Agreement.
As used in this Agreement, "Leases" shall mean (i) that certain lease of the Los Angeles Premises, dated as of December 4, 2007, by and between Seller and Northpark Industrial; and (ii) that certain lease of the Bay Area Premises, dated as of February 1, 2007, by and between Seller and Sunrise Investors.

               (c) Customer Contracts. Liabilities of Seller under any written Contract with a customer of the Business by which Seller is bound on the Closing Date, which (i) was made in the ordinary course of business consistent with past practice, (ii) was disclosed in the Schedule of Contracts attached hereto as Schedule 9.20, and (iii) is assigned to Buyer pursuant to this Agreement, in each case to the extent such liabilities relate to performance on or after the Closing Date and do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising on or before the Closing Date.

               (d) Commissions Payable. Liabilities of Seller to pay accrued sales commissions, not to exceed $40,000, payable to certain sales personnel of the Business, but only to the extent such commissions (i) were earned in the ordinary course of business consistent with past practice; and
(ii) are not subject to any offset, withholding, or deduction.

               (e) Certain Sales Tax. Any sales tax liabilities arising from and after the Closing Date from the collection by Buyer of the Accounts Receivable included in the Purchased Assets.

          4.2. Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall have no responsibility whatsoever with respect to any liabilities, contracts, commitments, and other obligations of Seller or the Business of any nature or kind, liquidated or contingent, whether or not incurred in the ordinary course of business, including, without limitation, which shall remain obligations and liabilities of Seller (the "Excluded Liabilities"): (i) accrued expenses as of the Closing Date, including, without limitation, salaries, vacation accrual, severance liabilities, bonus and commission accrual and deductions payable (other than the commissions described in Section 4.1(d) hereof), and other employee-related liabilities;
(ii) notes payable (iii) liabilities for Taxes either accruing or relating to the periods before the Closing Date; (iv) claims, liabilities, or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, including, without limitation, any such claims or events that are listed in Schedule 9.25, and any liabilities for any claim, judgment, penalty, settlement agreement or other obligation to pay in respect of any such claims or events; (v) liabilities for Environmental Matters; or (vi) liabilities relating to any of the provisos or exceptions described in Sections 4.1(a), 4.1(b), 4.1(c) or 4.1(d) hereof.

     As used in this Agreement, "Tax" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     5.     Taxes and Expenses; Apportionment.

          5.1. Transfer Taxes. Buyer and Seller shall each be responsible for the payment of one-half (1/2) of all transfer, sales and use, and documentary Taxes, filing and recordation fees, if any, and similar charges relating to the sale or transfer of the Purchased Assets hereunder.

          5.2. Transaction Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and any documents or instruments related hereto, including, without limitation, attorneys' and accountants' fees and expenses.

          5.3. Apportionments. Any and all Taxes (other than as described in Section 5.1 hereof), assessments, lease rentals (including, without limitation, any utilities, additional rent, insurance, Taxes and common area maintenance charges), fuel, and other charges applicable to the Purchased Assets shall be pro-rated to the Closing Date, and such Taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such Taxes shall be allocated on the basis of the fiscal year or other applicable time frame of the tax jurisdiction in question.

     6. Instruments of Sale and Transfer. On or prior to the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller's right, title and interest in and to the Purchased Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale, substantially in the form attached hereto as Exhibit A (the "Bill of Sale"), and an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the "Assumption Agreement"). Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Purchased Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

     7.     Purchase Price.

          7.1. Purchase Price. Subject to adjustment as provided below, the aggregate purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Assets, including the sole consideration for the Noncompetition Agreement, shall be Six Million Five Hundred Thousand Dollars ($6,500,000).

          7.2. Payment of the Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

               (a) Cash Portion. At the Closing, Buyer shall deliver to Seller, by wire transfer in accordance with instructions provided by Seller, the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Cash Portion").

               (b) Promissory Notes. At the Closing, Buyer shall execute and deliver to Seller the following promissory notes (collectively, the "Notes"):

                    (1) First Short-term Note. A Secured Contingent Promissory Note, substantially in the form attached hereto as Exhibit C-1 (the "First Short-term Note") made payable to Seller in the principal amount of Five Hundred Seventy-five Thousand Dollars ($575,000), bearing interest at the rate of five percent (5%) per annum, which shall be due and payable in full one hundred twenty (120) days after the Closing Date.

                    (2) Second Short-term Note. A Secured Contingent Promissory Note, substantially in the form attached hereto as Exhibit C-2 (the "Second Short-term Note" and together with the First Short-term Note, the "Short-term Notes") made payable to Seller in the principal amount of Five Hundred Seventy-five Thousand Dollars ($575,000), bearing interest at the rate of five percent (5%) per annum, which shall be due and payable in full on the earlier of (i) forty-five (45) days following the end of the second full calendar quarter (i.e., January through March, April through June, July through September, or October through December, as applicable) following the Closing Date in which EBITDA for such period meets or exceeds an amount equal to 25% of the Target Amount; (ii) if not paid at the end of the second such quarter, then forty-five (45) days following the end of the first full three consecutive calendar months thereafter in which EBITDA for such period meets or exceeds an amount equal to 25% of the Target Amount; or
(iii) if not paid before, on the one (1) year anniversary of the Closing
Date.

                    (3) Long-term Note. A Secured Convertible Contingent Promissory Note, substantially in the form attached hereto as Exhibit C-3 (the "Long-term Note") made payable to Seller in the principal amount of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000), bearing interest at the rate of five percent (5%) per annum. No payment shall be due during the first twelve (12) months following the Closing Date, but interest shall accrue during such period and the accrued interest and principal shall then be due and payable in forty-eight (48) equal monthly installments, commencing on the thirteenth (13) month following the Closing Date. In addition, at the option of the holder of the Long-term Note, the outstanding principal and unpaid accrued interest of the Long-term Note may be converted into that number of shares (the "Converted Stock") of common stock of ATS that is equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest of the Long-term Note, by (i) $0.50 per share if the conversion occurs on or before the thirteenth (13) month following the Closing Date, or (ii) $1.00 per share if the conversion occurs after the date that is thirteenth (13) months following the Closing Date. The holder of a Note may only exercise such right of conversion with respect to a principal amount of at least $200,000 per conversion. The amount of the monthly installment payments shall be recalculated following any such conversion. Notwithstanding anything contained herein to the contrary, in the event such conversion occurs during the first fourteen (14) months immediately following the Closing Date, the Converted Stock to be issued shall be held in escrow pursuant to the Escrow Agreement pending the final determination of the contingent adjustment, if any, contemplated by Section 7.3(b) hereof.

                    (4) Additional Note. A Secured Non-Contingent Promissory Note, substantially in the form attached hereto as Exhibit C-4 (the "Additional Note") made payable to Seller in the principal amount of Five Hundred Thousand Dollars ($500,000), bearing interest at the rate of ten percent (10%) per annum, which shall be due and payable in full on November 30, 2008.

                    (5) Additional Terms and Conditions. The following terms and conditions shall be included in the Notes, as more fully described therein.

                         (i)     Security.  The Notes shall be secured by the
Purchased Assets other than the Inventory and Accounts Receivable (the "Secured Assets"), as more fully described in the Security Agreement.

                         (ii)     Offsets.  Buyer expressly reserves against
Seller the right of offset against sums payable under the Notes (excluding the Additional Note) an amount equal to (i) any downward adjustment contemplated by Section 7.3; and (ii) any Damages for which Buyer or ATS is entitled to be indemnified pursuant to this Agreement. In addition, the Stock Portion is also subject to offset as more fully described in Section 7.2(e) hereof. Buyer shall exercise its right of offset in the following priority: (i) with respect to any downward adjustment contemplated by
Section 7.3, first against the Long-term Note, and then against the Short-term Notes; and (ii) with respect to any Damages for which Buyer or ATS is entitled to be indemnified pursuant to this Agreement, first against the Long-term Note, then against the Stock Portion, and then against the Short-term Notes; provided, however, that if the Damages relate to EDD-related liabilities (as described in Section 11.9(b)), the offset shall be made to the Short-term Notes before the Long-term Note.

                         (iii)     Assignment.  The Notes shall not be
transferred or assigned, by operation of law or otherwise, without the prior written consent of Buyer, which consent shall not be unreasonably withheld if the transferee or assignee thereof is an Affiliate of Seller who agrees in writing to be bound by the terms and conditions in such Note.

                         (iv)     Acceleration following Event of Default.
Upon the occurrence and continuance of an Event of Default (as defined in the Security Agreement), the holder of the Notes shall have the option, exercisable by delivery of written notice to Buyer, to declare the unpaid principal amount of the Note, all interest accrued and unpaid thereon to be immediately due and payable.

                         (v)     Nonrecourse.  Notwithstanding any other
provision of this Agreement to the contrary, each of the Notes are nonrecourse as to Buyer and ATS. In the event Seller and/or Selling Shareholders are entitled to proceed against Buyer and/or ATS, Seller and/or Selling Shareholders' sole recourse shall be to enforce their rights under the Security Agreement. Seller and/or Selling Shareholders shall have no other recourse against Buyer and/or ATS or any assets of Buyer and/or ATS. This provision is not intended to constitute a discharge or release of any obligation contained in the Notes, but is a covenant by Seller and Selling Shareholders not to sue Buyer and/or ATS for a deficiency.

                (c) Security Agreement. At the Closing, Buyer and Seller shall execute and deliver a Security Agreement, substantially in the form attached hereto as Exhibit D (the "Security Agreement"), and if requested by Seller, a UCC-1 financing statement in the form prepared by Seller and presented to Buyer, or such other instrument as may be reasonably requested by Seller for the purpose of perfecting Seller's security interest in the Secured Assets. The Security Agreement shall also secure the Buyer's Supplier Credit Obligations (as defined in Section 11.22) and certain other agreements more fully described therein.

                (d) Warrant. At the Closing, ATS shall execute and deliver to Seller a Warrant to Purchase Shares of Common Stock, substantially in the form attached hereto as Exhibit E (the "Warrant"), pursuant to which Seller shall have the right to purchase 200,000 shares of common stock of ATS (the "Warrant Stock") at the exercise price of $0.30 per share. The Warrant is attached to the Long-term Note and shall not be transferred or assigned, by operation of law or otherwise, unless the Long-term Note is transferred or assigned, in which case the Warrant shall automatically transfer and be assigned to the transferee or assignee of the Long-term Note.

                (e) Closing Stock. At the Closing, ATS shall issue to Seller that number of shares of common stock of ATS (the "Closing Stock") that is equal to the quotient obtained by dividing (i) One Million Five Hundred Thousand Dollars ($1,500,000) (the "Stock Portion") by (ii) the average of the closing bid and asked prices of the common stock of ATS quoted in the over-the-counter market in which the common stock of ATS is traded for the five (5) trading days immediately prior to the Closing Date (the "Conversion Price"); provided, however, that the Conversion Price shall not be less than $0.25 per share, nor more than $0.35 per share. The Closing Stock shall be held in escrow pursuant to the Escrow Agreement until the date that is twenty-four (24) months after the Closing Date, at which time it will be delivered to Seller. The Stock Portion shall be subject to offset in an amount equal to any Damages for which Buyer or ATS is entitled to be indemnified pursuant to this Agreement, but only if and to the extent that the principal balance of the Long-term Note has been reduced to zero. The Stock Portion shall not be subject to offset for any downward adjustment contemplated by Section 7.3 hereof.

                (f) Escrow Agreement. At the Closing, Buyer, Seller and Escrow Agent shall execute and deliver an Escrow Agreement, substantially in the form attached hereto as Exhibit F (the "Escrow Agreement"), pursuant to which the Converted Stock and the Closing Stock shall be held in escrow as described in this Agreement. As used herein, "Escrow Agent" shall mean Wells Fargo Bank, National Association, located at 333 Market Street, 18th Floor, San Francisco, California.

          7.3. Purchase Price Adjustments. The Purchase Price is subject to the following adjustments:

                (a)     Net Working Capital Adjustment.

                     (1) Net Working Capital Adjustment. The Purchase Price shall be adjusted as follows: (i) in the event that the Net Working Capital as of the Closing Date exceeds the Net Working Capital Target, then the Purchase Price shall be adjusted upward by an amount equal to such excess, in which case Buyer shall promptly, but in any event within five (5) business days following the determination in accordance with Section 7.3(a)(2) hereof, pay Seller such excess amount; or (ii) in the event that the Net Working Capital as of the Closing Date is less than the Net Working Capital Target, then the Purchase Price shall be adjusted downward in an amount equal to such deficiency, in which case Buyer shall offset such deficiency amount against the Notes (excluding the Additional Note) or the Stock Portion (in the event that such amount exceeds the principal balance of the Notes (excluding the Additional Note)).

                     (2) Determination of Net Working Capital. No later than thirty (30) days following the Closing Date, Buyer shall deliver to Seller a statement (the "Closing Balance Sheet") setting forth its computation of the Net Working Capital. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall only reflect the Purchased Assets and Assumed Liabilities constituting Net Working Capital. The Closing Balance Sheet shall become final and binding upon the parties fifteen (15) days following Seller's receipt thereof unless Seller gives written notice of its disagreement ("Dispute Notice") to Buyer prior to such date. Seller shall have such fifteen (15)-day period to bring a dispute, but only on the basis that the amounts reflected on the Closing Balance Sheet were not presented in accordance with generally accepted accounting principles or were inaccurate or incomplete. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such dispute and agree in writing upon the final content of the disputed Closing Balance Sheet. If Buyer and Seller are unable to resolve any dispute within the thirty (30)-day period after Seller's receipt of a Dispute Notice, Seller and Buyer shall jointly engage as arbitrator an accounting firm acceptable to and jointly engaged by both Buyer and Seller, provided such accounting firm has not performed accounting, tax or auditing services for Buyer or Seller or any of their respective Affiliates during the past three (3) years (the "Arbitrating Accountant"). The Arbitrating Accountant shall promptly, and in any event within forty-five (45) days after the date of its appointment, determine, based solely on presentations by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the Closing Balance Sheet and the Net Working Capital, which shall be conclusive and binding upon the parties and not subject to appeal or judicial review. In resolving any disputed item, the Arbitrating Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Upon the resolution of all such disputes, the Closing Balance Sheet shall be revised to reflect such resolution. The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by each of Seller and Buyer, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.

                     (3) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                          (i)     "Net Working Capital" shall mean (i) the
Purchased Assets which are treated under generally accepted accounting principles as current assets (exclusive of the Excluded Assets); minus (ii) the Assumed Liabilities which are treated under generally accepted accounting principles as current liabilities, determined in the manner set forth in
Section 7.3(a)(2) hereof.

                          (ii)     "Net Working Capital Target" shall mean
Three Hundred Eighty Thousand Dollars ($380,000).

                (b)     Contingent Adjustment.

                     (1) Contingent Adjustment. In the event that the aggregate EBITDA for the Contingent Period is less than the Trigger Amount, the principal amount of the Long-term Note (or the Stock Portion, in the case of a downward adjustment that exceeds the principal balance of the Long-term
Note) shall be adjusted downward by three dollars ($3.00) for each dollar of such deficiency.

                     (2) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                          (i)     "EBITDA" shall mean, for any period, the
aggregate net income of Buyer (determined in accordance with generally accepted accounting principles) for such period plus, to the extent deducted in computing such net income, without duplication, the sum of (i) interest expense, (ii) income tax expense or, if imposed by any relevant jurisdiction in lieu of an income tax, franchise and/or gross receipts tax expense, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill), and (v) other non-cash items decreasing net income; and minus, to the extent added in computing such net income, without duplication, the sum of (A) interest income, (B) extraordinary nonrecurring gains and (C) other non-cash items increasing net income; as adjusted for mutually agreed upon addbacks and deducts.

                          (ii)     "Contingent Period" shall mean the first
twelve (12) full months immediately following the Closing Date.

                          (iii)     "Target Amount" shall equal One Million
Dollars ($1,000,000), which amount has been mutually agreed upon and shall not be changed, altered or otherwise affected notwithstanding any breach of the representations and warranties contained in Section 9.12 hereof.

                          (iv)     "Trigger Amount" shall mean Nine Hundred
Fifty Thousand Dollars ($950,000), which amount is 95% of the Target Amount.

                     (3) Computation of EBITDA. The calculation of EBITDA shall be computed in a manner which treats Buyer as a separate profit and cost center, distinct from ATS and other Affiliates of ATS. The EBITDA shall be computed without regard to any ATS general and administrative overhead allocation; provided, however, any direct expenses or costs paid by ATS on behalf of Buyer will be included in the calculation of EBITDA. For purposes of this Section 7.3(b), Buyer shall be credited with all sales to any customers assigned by Seller to Buyer, without regard to whether ATS or an Affiliate of ATS made or billed the sale.

                     (4) Examples. The following examples are designed to be illustrative of this Section 7.3(b), and shall not be interpreted as a limitation:

                          (i)     If EBITDA for the Contingent Period is
$975,000 then there will not be any adjustment ($975,000 is not less than the Trigger Amount).

                          (ii)     If EBITDA for the Contingent Period is
$925,000, then there will be a downward adjustment of $75,000 ($3.00 for each dollar of the difference between $925,000 and the Trigger Amount).

                     (5) EBITDA Adjustment Event. Notwithstanding any other provision of this Section 7.3(b) to the contrary, in the event that ATS or any of its Affiliates acquires another printer business that ATS, Buyer and Selling Shareholders agree to consolidate with the Business (an "EBITDA Adjustment Event"), ATS, Buyer and Selling Shareholders shall mutually agree in writing in advance on an adjustment to the Target Amount and in the calculation of EBITDA to be used from and after the date of such EBITDA Adjustment Event in order to reflect the additional revenue resulting from such EBITDA Adjustment Event.

          7.4. Allocation of Purchase Price. The Purchase Price shall be allocated in a manner intended to comply with the allocation method required by section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall cooperate to comply with all substantive and procedural requirements of section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent necessary, to comply with the requirements of section 1060 of the Code. Neither Buyer nor Seller shall take, or permit any affiliated person to take, for federal, state, or local income tax purposes, any position inconsistent with the allocation set forth below, or if applicable, such adjusted allocation. Seller and Buyer shall attach to their tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocations set forth on the Purchase Price Allocation attached hereto as Schedule 7.4. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any portion of the Purchase Price be allocated or be deemed to be allocated as consideration to Seller for the assignment of the Leases.

     8. Closing. Subject to satisfaction or waiver of the conditions to closing set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as possible but in any event not later than at 5:00 p.m. (Pacific Time) on October 31, 2008 (the "Closing Date") at the offices of Spaulding McCullough & Tansil LLP, located at 90 South E Street, Suite 200, Santa Rosa, California, or at such other time, date and place as may be mutually agreed upon.

     9.     Representations and Warranties of Seller and Selling
Shareholders. Seller and Selling Shareholders hereby, jointly and severally, represent and warrant to Buyer and ATS that:

          9.1. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite power and authority to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Seller.

          9.2. Capitalization. Selling Shareholders are the sole owners of all of the issued and outstanding stock of Seller.

          9.3. Authority; Enforceability. Seller has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Selling Shareholders have all requisite capacity, power and authority to execute and deliver this Agreement and each of the Transaction Documents to which they are a party and to perform their obligations hereunder and thereunder. This Agreement and the Transaction Documents to which they are a party constitute the valid and legally binding obligations of Seller or Selling Shareholders, as the case may be, enforceable in accordance with their respective terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     As used in this Agreement, "Transaction Documents" shall mean the Bill of Sale, the Assumption Agreement, the Notes, the Warrant, the Escrow Agreement, the Security Agreement, the Employment Agreements, the
Noncompetition Agreements, the Sublease Agreements, the License Agreement, and the Consulting Agreement.

          9.4. No Conflict. The execution, delivery and performance of this Agreement and the Transaction Documents to which they are a party by Seller, or Selling Shareholders, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under Seller's articles of incorporation or bylaws (or equivalent documents); (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller or Selling Shareholders, as the case may be, are a party or by which they are bound, or which relates to the Purchased Assets or the Business; (iii) result in the creation of any Encumbrance on any of the Purchased Assets; (iv) violate any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board; or (v) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Purchased Assets or the Business; or (vi) give any party with rights under any Contract, Judgment or other restriction to which Seller is a party or by which it is bound or which relates to the Purchased Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

     As used in this Agreement, "Judgment" shall mean any judgment, order, award, writ, injunction or decree of any governmental authority or arbitrator.

     As used in this Agreement, "Encumbrances" shall mean any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, without limitation, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership, but shall not include Encumbrances securing Assumed Liabilities, ATS and Buyer to Seller and Selling Shareholders, or statutory liens for taxes not yet due or securing Seller's obligations under unemployment or workers' compensation laws.

          9.5. No Consents. Except as set forth in the Schedule of Required Consents attached hereto as Schedule 9.5, no consents, approvals or authorizations of, or declaration, filing or registration with, any governmental authority or any other person or entity are required for the execution, delivery and performance by Seller or Selling Shareholders, as the case may be, of this Agreement and the Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby.

          9.6. Leased Real Property. Seller owns no real property. The Schedule of Leased Real Property attached hereto as Schedule 9.6 contains a complete and accurate list of all real property leased by Seller and used in the Business, including, without limitation, the Premises (the "Leased Real Property"), all of which are leased to Seller pursuant to written leases, true and correct copies of which, including any amendments thereto, have been provided to Buyer and are included in the Schedule of Contracts. Seller is not in default under any lease or agreement relating to the Leased Real Property nor is any other party thereto in default thereunder. All options in favor of Seller to purchase any Leased Real Property, if any, are in full force and effect. No material capital expenditures for the maintenance and/or repair of the Leased Real Property are required in order to operate the Business in the ordinary course of business consistent with past practice.

          9.7. Title to Purchased Assets. Seller is the sole owner of all the Purchased Assets and has good and marketable title to the Purchased Assets. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances.

          9.8. Sufficiency of Purchased Assets. The Purchased Assets are adequate to conduct the Business as it is presently conducted and as it has been conducted during the periods reflected in the Financial Statements, and the Purchased Assets conveyed to Buyer on the Closing Date will be adequate to enable Buyer to continue to conduct the Business as it is presently conducted and as it has been conducted during the periods reflected in the Financial Statements assuming the Accounts Receivable are collected at a realization rate that is consistent with past practice.

          9.9. Condition of Purchased Assets. Except as set forth on the Schedule of Conditions attached hereto as Schedule 9.9, the machinery, equipment, furniture and other physical assets included in the Purchased Assets do not have any structural defects, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the conduct of the Business as it is presently conducted.

          9.10. Inventory. All Inventory consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value in accordance with generally accepted accounting principles. With the exception of items which are obsolete or of below standard quality which have been written down to their estimated net realized value, the Inventory is free from defects in materials and/or workmanship. The Inventory is not excessive in kind or amount, or slow moving, in light of the Business done or expected to be done. Since the Balance Sheet Date there has not been a material change in the level of Inventory. All Inventory is located at the Leased Real Property, other than certain Inventory specifically identified on the Schedule of Inventory that is located at locations specifically identified on the Schedule of Inventory.

     Any items of Inventory rejected by Buyer as not complying with the representations contained in this Section shall be assigned to Seller and Seller shall have the right to return such Inventory to the manufacturer or otherwise dispose of such Inventory in a manner that does not breach any Noncompetition Agreement; provided, however, any such assignment shall not be interpreted or otherwise construed in a manner that has the effect of altering, modifying or changing in any respect the terms and conditions contained in this Agreement or the relative rights and obligations of the parties hereto.

          9.11. Books and Records. Seller's books, accounts and records are, and have been, maintained in Seller's usual, regular and ordinary manner, and all transactions to which Seller has been a party are properly reflected therein.

          9.12.     Financial Statements.

                (a) Attached hereto as Schedule 9.12 are the following financial statements of the Business (collectively, the "Financial Statements"): (i) an unaudited balance sheet (the "Balance Sheet") dated as of August 31, 2008 (the "Balance Sheet Date"), (ii) audited balance sheets dated as of December 31 for each of the years 2007 and 2006, (iii) an unaudited statement of income for the trailing twelve (12)-month period ending on the Balance Sheet Date, and (iv) audited statements of income for each of the years 2007 and 2006.

                (b) The Financial Statements (i) were prepared from the books and records kept by Seller for the Business (which books and records are correct and complete), (ii) are true and correct in all material respects, (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and (iv) present fairly the financial condition of Seller and the Business as of such dates and the results of operations of Seller and the Business for such periods. The Balance Sheet contained in the Financial Statements fairly reflects all assets and liabilities of the Business of the types normally reflected in balance sheets as of the dates thereof, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Business does not have any liabilities or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable, that are not reflected in the Financial Statements.

          9.13. Accounts Receivable. All Accounts Receivable reflected in the Balance Sheet or existing at the time of Closing represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. All Accounts Receivable existing and remaining unpaid at the time of Closing will be collectible by Buyer in the ordinary course of business consistent with past practice.

          Buyer shall have the right to assign to Seller any Accounts Receivable that are at least 90 days outstanding or otherwise do not conform with the representations contained in this Section. If Buyer does assign any such Accounts Receivable in accordance with the preceding sentence, Seller shall, within ten (10) days of such assignment, pay to Buyer an amount equal to the full face value of such Accounts Receivable without discount of any kind, after which Seller shall have the right to collect, using commercially reasonable practices that are not likely to have a material adverse effect on the Business, on such Accounts Receivable for its own account; provided, however, any such assignment shall not be interpreted or otherwise construed in a manner that has the effect of altering, modifying or changing in any respect the terms and conditions contained in this Agreement or the relative rights and obligations of the parties hereto, with the sole exception that any Accounts Receivable so assigned shall be excluded from the definition of Excepted Representations for purposes of Section 13.5(a) hereof.

          9.14. Absence of Certain Changes. Except as set forth on the Schedule of Changes attached hereto as Schedule 9.14, since the Balance Sheet Date, Seller has conducted the Business in the ordinary course of business, consistent with past practice, and:

                (a) There have been no material adverse changes in the financial condition, operations, assets or prospects of the Business.

                (b) Seller has not (i) entered into any transaction that is materially adverse to the Business or the Purchased Assets, (ii) made (or committed to make) capital expenditures in an amount which exceeds $10,000 for any item or $25,000 in the aggregate, (iii) made any change in its accounting methods or principles (or the application of those methods or principles), or (iv) incurred any indebtedness for borrowed money in excess of $10,000.

                (c) Seller has not sold or transferred any assets necessary for the operation of the Business (other than assets that have been replaced with other assets of equal or greater value and the sale of inventory in the ordinary course of business).

                (d) Seller has not entered into any employment, bonus or deferred compensation agreement with any employee of the Business that will affect the Business or Seller's obligations under this Agreement.

                (e) Seller has not granted or agreed to grant any increase in any rates of salaries, compensation or commissions to employees or independent contractors of the Business, or any specific bonus or increase in salary or compensation to employees or independent contractors of the Business, or provided any additional pension, retirement or other employment benefits for employees or independent contractors of the Business.

                (f) Seller has not, other than in the ordinary course of business, consistent with past practice, acted to (i) delay the payment of any accounts payable or accrued expenses of the Business, or (ii) defer any expenses of the Business.

                (g) Seller has maintained usual and customary levels of inventory and supplies.

          9.15. Compliance with Laws. Seller, in the conduct of the Business and in the ownership of the Purchased Assets, has not violated and is not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of federal, state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor has Seller or Selling Shareholders, as the case may be, received any notices of investigation or violation pertaining to any such matters.

          9.16.     Employee Benefit Plans.

                (a) Except as set forth on the Schedule of Plans attached hereto as Schedule 9.16 neither Seller nor any affiliate of Seller as determined under the section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") maintains, administers or contributes to, or has maintained, administered or contributed to, nor do the employees of Seller or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to any: (i) employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) ("Plan"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan"); (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement ("Employee Benefit Plan").

                (b) All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of section 401(a) of the Code to the extent any Plan is intended to conform to that section), other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither Seller nor any ERISA Affiliate has any notice or knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan. Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of section 162(k) of the Code as in effect for years beginning prior to 1989, section 4980B of the Code for years beginning after December 31, 1988 and Part 6 of Subtitle B of Title I of ERISA. A favorable determination as to the qualification under the Code of each of the Plans and each amendment thereto has been made by the IRS, each trust funding Welfare Plans or Plans is and has been tax-exempt and each Plan and related trust agreement remain qualified under the Code. Future compliance with the requirements of ERISA and the Code as in effect on the Closing Date and any collective bargaining agreements to which Seller or any ERISA Affiliate is subject or bound will not result in any increase in benefits under any Plan or any Welfare Plan.

                (c) Neither Seller nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Plan which is subject to Title IV of ERISA. There is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by Seller or any ERISA Affiliate.

                (d) There are no pending or threatened claims against any of the Plans, Welfare Plans, or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits).

                (e) With respect to each Plan which is a Multiemployer Plan covering employees of Seller or any ERISA Affiliate: (i) neither Seller nor such ERISA Affiliate would incur any withdrawal liability (as defined in Section 3(37) of ERISA) on a complete withdrawal from each such Plan as of the Closing Date, under applicable laws and conditions of each such Plan and the applicable provisions of law without regard to any limitation, reduction or adjustment of liability under Title IV of ERISA or any plan provision based on Title IV of ERISA; and (ii) neither Seller nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

          9.17. Employment Matters. The Schedule of Employees attached hereto as Schedule 9.17 contains a true and complete list of all employees who are employed by Seller and provide services to the Business as of the date of this Agreement, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions.

                (a) There is no pending or threatened unfair labor practice charges or employee grievance charges

                (b) There is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting Seller.

                (c) No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist.

                (d) The employment of each of Seller's employees is terminable at will without cost to Seller except for payments required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay. Except as required by Section 4980B of the Code, Seller has no liability to provide medical benefits to former employees of Seller or their spouses or dependents.

                (e) Seller has not taken any actions which were calculated to dissuade any present employees, representatives or agents of Seller from becoming associated with Buyer. No officer or other key employee of Seller intends to terminate employment with Seller prior to or following the Closing, other than as contemplated by Section 11.3 hereof.

          9.18. Environmental Matters. Except as set forth on the Schedule of Environmental Matters attached hereto as Schedule 9.18:

                (a) To the best of Seller's and each Selling Shareholder's knowledge, Seller is (and at all times preceding the date hereof has been) in compliance with all Environmental Laws. There has been no Release by Seller or any other person of any Hazardous Material at, on, under, in, to or from any of the facilities used in the Business ("Facilities"). There is no Release of any Hazardous Material at, on, under, in, or from any other property that has migrated, or is migrating to, on, or under, or is otherwise threatening any Facility. No person is currently alleging through a written Claim or through an unwritten Claim, that Seller is actually or potentially responsible for the presence or Release of any Hazardous Material at any location, whether at any Facility or otherwise. Seller is not currently subject to any written Claim or any unwritten Claim by any person alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to the actual or alleged exposure to any Hazardous Material or to the actual or alleged presence or Release of any Hazardous Materials at, on, under, in, to or from any Facility in connection with any operations or activities thereat. Neither the Facilities nor any operations or activities at the Facilities, nor any other operations or activities of Seller is subject to any Claim or any Encumbrance relating to any Environmental Law or Environmental Claims. There are no underground storage tanks presently located at any Facility.

                (b) There is no administrative order or notice, consent order or agreement, litigation, summons, settlement or citation with respect to Hazardous Materials or Releases thereof or any actual or alleged violation of any Environmental Law in connection with the operation of the Facilities. No state, local or foreign government, governmental agency or regulatory authority is alleging that any condition exists at any Facility which is violation of or would require remediation under any Environmental Law.

                (c) To the best of Seller's and each Selling Shareholder's knowledge, Seller holds and is in compliance with all Environmental Permits. All such Environmental Permits are in full force and effect. Seller has made timely applications or notifications for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed by it on or before the date hereof to maintain the Environmental Permits in full force and effect up to and through the date hereof.

                (d) To the best of Seller's and each Selling Shareholder's knowledge, Seller has timely filed all reports, obtained all required approvals, generated and maintained in all material respects all required data, documentation and records required by the Environmental Laws or Environmental Permits, or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder, except where the failure to do so would not result, individually or in the aggregate, in a Material Adverse Change.

                (e) As used in this Agreement, the following terms shall have the following meanings:

                     (1) "Claim" shall mean any private, judicial or administrative claim, demand, cause of action, suit, litigation, proceeding, arbitration, hearing, inquiry, investigation, action, order, consent, agreement or similar action.

                     (2) "Environmental Claim" shall mean any written notice of violation, written notice of potential or actual responsibility or liability, claim, suit, action, demand, directive or order by any person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, environmental removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions on existing environmental permits or licenses) resulting from or relating to (i) the presence of, the Release into the environment of, or exposure to, any Hazardous Material, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) the violation of any Environmental Laws, or
(iv) the non-compliance with any Environmental Laws.

                     (3) "Environmental Laws" shall mean any federal, state, regional, county, local, foreign, governmental statute, law, regulation, ordinance or license pertaining to protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management, any Hazardous Material activity, or pollution (including, without limitation, regulation of Releases to air, land, water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act and Hazardous and Solid Waste Amendments, Federal Water Pollution Control Act, as amended by the Clean Water Act, Clear Air Act, as amended, Toxic Substances Control Act, Emergency Planning and Community Right-to-Know Act, National Environmental Policy Act, Safe Drinking Water Act, Occupational Safety and Health Act and all rules and regulations promulgated under all such statutes, and any similar or implementing state law, including all amendments, rules and regulations promulgated thereunder; in each case as in effect on the date hereof.

                     (4) "Environmental Permits" shall mean all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws in connection with the operation of the its business and the use and ownership of the Facilities.

                     (5) "Hazardous Material" shall mean any pollutants, contaminants, pesticides, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), lead-based paint, explosive or radioactive substances, or hazardous, extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated by an Environmental Law.

                     (6) "Release" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

          9.19. Taxes. All Tax obligations of Seller with respect to its operation of the Business have been timely paid or are being contested in good faith, and, except as reflected in the balance sheets included in the Financial Statements and in any balance sheet hereafter delivered to Buyer, Seller has no liability for any Tax obligations with respect to its operation of the Business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Closing Date except, in each case, any Tax obligations that, if not timely paid by Seller, could not result in (i) an Encumbrance on any of the Purchased Assets or (b) the commencement of any Claim against Buyer. Neither Seller nor any of Selling Shareholders is a "foreign person" (as that term is defined in Section 1445 of the Code).

          9.20.     Contracts.  The Schedule of Contracts attached hereto as
Schedule 9.20 contains a complete and accurate list of all material contracts, agreements, leases or other instruments or obligations, oral or written, to which Seller or Selling Shareholders, as the case may be, is a party and which relate to the operation of the Business; employment and employment related agreements; independent contractor and independent contractor-related agreements; covenants not to compete; loan agreements; notes; indentures or mortgages; debentures; security agreements; pledge agreements; sales representative, distribution, franchise, advertising and similar agreements; leases and subleases of leased personal property or the Premises; license agreements; purchase orders and purchase contracts; and sales orders and sales contracts (each, a "Contract"). For purposes of this Section, "material" shall mean any Contract pursuant to which Seller is obligated to make payments aggregating more than Twenty-five Thousand Dollars ($25,000). All such Contracts are valid and in full force and effect and are enforceable in accordance with their respective terms. No default by Seller has occurred thereunder and no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder. Seller has not received notice that any party to any such Contract intends to cancel, terminate or refuse to renew such Contract, and no party to any such Contract intends to cancel, terminate or refuse to renew such Contract.
Other than as set forth in the Schedule of Required Consents, no consent, approval or authorization of any third party is required for the assignment of any such Contract to Buyer and all such Contracts will continue to be binding on the other parties thereto following the Closing and their assignment to Buyer.

          9.21. Warranties. Except as may be set forth on the Schedule of Warranties attached hereto as Schedule 9.21, Seller has not made any oral or written warranties with respect to the quality or absence of defects of its products which it has sold or performed which are in force as of the date hereof. There are no claims pending or anticipated or threatened against Seller with respect to the quality of or absence of defects in such products.

          9.22. Affiliated Transactions. The Schedule of Affiliated Transactions attached hereto as Schedule 9.22 sets forth every business relationship (including employment relationships) between Seller, on the one hand, and Selling Shareholders and/or Selling Shareholders' Affiliates, on the other hand. None of said parties (other than Seller), directly or indirectly, own any assets which are used in the Business, or is engaged in any business which competes with the Business.

     As used in this Agreement, "Affiliate" shall mean with respect to any person means any other person who directly or indirectly controls, is controlled by, or is under common control with such person including in the case of any person who is an individual, his or her spouse or registered domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses or registered domestic partner. For purposes of the previous sentence, (i) "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person through voting securities, contract or otherwise; and (ii) "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

          9.23.     Permits.  The Schedule of Permits attached hereto as
Schedule 9.23 contains a complete and accurate list of every license, permit, certificate, operating rights and franchises, registration and governmental approval, agreement and consent applied for, pending by, issued or given to Seller, and every agreement with governmental authorities (federal, state, local or foreign) entered into by Seller, which is in effect or has been applied for or is pending, exclusive of Environmental Permits (the "Permits"), together with their expiration dates if any. Such Permits constitute all licenses, permits, registrations, approvals and agreements and consents (other than Environmental Permits) which are required in connection with the ownership or operation of the Purchased Assets or the conduct of the Business as presently conducted. Seller is not in violation of any Permits, and no written notice has been received by Seller or Selling Shareholders alleging any such violation, nor is there any reasonable basis for future violations which might have a material adverse effect on the Business as presently conducted or the Purchased Assets.

          9.24. Insurance Policies. Seller has, with respect to the Business, maintained and now maintains (i) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary for entities engaged in the same or similar business similarly situated to insure. The Schedule of Insurance Policies attached hereto as Schedule 9.24 contains a true and correct list and description (including coverages, deductibles and expiration dates) of all current insurance policies which are owned by Seller or which name Seller as an insured and which pertain to the Purchased Assets, the Business, or Seller's employees. All insurance policies now maintained are in full force and effect, and Seller has not received notice of termination or non-renewal of any such insurance policies. The Schedule of Insurance Policies also contains a true and complete loss run for Seller for the three (3) year period preceding the date hereof.

          9.25. Claims and Legal Proceedings. Except as set forth on the Schedule of Claims and Legal Proceedings attached hereto as Schedule 9.25, there are no Claims pending or threatened, or any order, injunction or decree outstanding, against Seller. To the best of Seller's and each Selling Shareholder's knowledge, there is no reasonable basis for future Claims against Seller which, if adversely determined, might result in a Material Adverse Change.

          9.26.     Intellectual Property.

                     (a) Seller or Selling Shareholders are the sole and exclusive owner of the entire right, title and interest in and to, and has the exclusive right to use, free and clear of any additional payment obligation or other Encumbrance, all Intellectual Property set forth in Part A of the Schedule of Intellectual Property attached hereto as Schedule 2.5.

                     (b) Seller is licensed to use, free and clear of any additional payment obligation or other Encumbrance, all Intellectual Property set forth in Part B of the Schedule of Intellectual Property.

                     (c) The Schedule of Intellectual Property is an accurate and complete list of all such Intellectual Property (i) used in the Business, (ii) used in the manufacture, use or sale of products by or for Seller, (iii) used in connection with the use or application of the products by customers in accordance with promotions or recommendations of Seller, or that are owned by Seller and relate to the products, (iv) or that is currently under development or anticipated to be used in connection with any of the foregoing subsections (i) through (iii). No Intellectual Property, other than that set forth in the Schedule of Intellectual Property, is or has been used in or is necessary in connection with the Business or the manufacture, use, sale or application of the products.

                     (d) All registrations listed in the Schedule of Intellectual Property are in good standing, valid, subsisting and in full force and effect in accordance with its terms and not subject to cancellation or modification based on any condition existing on or before the Closing Date. All renewal payments, maintenance payments or other fee associated with maintaining the registration for the Intellectual Property in good standing are due or payable more than sixty (60) days after the Closing Date.

                     (e) The Intellectual Property includes all of Seller's technical information and data relating to the Business, the manufacture, use or sale of the products by or for Seller, the use or application of the products by customers in accordance with the promotions or recommendations of Seller, or otherwise relating to the products.

                     (f) To the best of Seller's and each Selling Shareholder's knowledge, none of the Intellectual Property, or Seller's rights thereto, are being infringed or otherwise violated by any person or entity.

                     (g) Subject to the terms and provisions of applicable licenses, Seller has the right to make, use, offer to sell, sell, copy, publicly display, publicly perform, make derivative works of, or in any other manner exploit the Intellectual Property in the Business, in the manufacture, use or sale of products by or for Seller, and in the use or application of the products by customers in accordance with promotions or recommendations of Seller, without infringing or otherwise violating any rights of any person or entity.

                     (h) There is no pending or threatened Claim alleging any infringement or violation by Seller. In addition, there is no pending or threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller's rights with respect to, any of the Intellectual Property, and there is no basis for any such Claim. Furthermore, there is no other Claim made by any person or entity pertaining to the Intellectual Property. None of the Intellectual Property is subject to any Judgment.

                     (i)     The consummation of the transactions
contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Intellectual Property, and the Intellectual Property may be transferred to Buyer hereunder without the consent or approval of any other party or governmental authority.

                     (j) Except as set forth on the Schedule of Noncompetition Violations attached hereto as Schedule 9.26(j), the Business does not involve the employment of any person in a manner that violates any noncompetition, nonsolicitation or nondisclosure agreement that such person entered into in connection with his or her employment or activities at any time prior to employment by Seller.

          9.27. Significant Customers and Suppliers. The Schedule of Significant Customers and Significant Suppliers attached hereto as Schedule
9.27 lists each Significant Customer and each Significant Supplier.  Schedule
9.27 also lists for each Significant Customer the amount of revenue for the twelve (12)-month period ending August 31, 2008, and the percentage such revenue represents for the overall revenue of the Business for the same period. Except as set forth on the Schedule of Significant Customers and Significant Suppliers, (i) no Significant Customer or Significant Supplier is involved in, threatened with or affected by, any Claim, Judgment or circumstances that may materially and adversely affect the Purchased Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business; (ii) there is no indication that any Significant Customer or Significant Supplier intends to terminate or modify its relationship with Seller; and (iii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not adversely affect the post-Closing relationship of Buyer with any Significant Customer or Significant Supplier. Except as set forth on the Schedule of Significant Customers and Significant Suppliers, no Significant Customer or Significant Supplier has during the last 12 months decreased or limited materially, or threatened to decrease or limit materially, its purchase of Seller's products, or its supply of materials or services to Seller, as the case may be.

     As used in this Agreement, "Significant Customers" shall mean the fifteen (15) largest customers of Seller relating to the Business, measured in terms of sales volume in dollars during the twelve (12)-month period ending on the Balance Sheet Date; and "Significant Suppliers" shall mean the top fifteen (15) largest suppliers of Seller relating to the Business measured in terms of goods purchased for use in the Business during the twelve (12)-month period ending on the Balance Sheet Date.

          9.28. Material Adverse Change. Without limiting any other representation or warranty contained herein, since the Balance Sheet Date, Seller has not suffered or been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects, including the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between Seller and any of its customers, suppliers or key employees, or that might have a material adverse effect on the rights, duties or obligations of the parties set forth in this Agreement (a "Material Adverse Change"). In furtherance of the foregoing, except as set forth on the Schedule of Significant Customers and Significant Suppliers, Seller has no knowledge of any intention or indication by a Significant Customer or Significant Supplier that such Significant Customer or Significant Supplier intends to terminate its business relationship with Seller or to limit or alter its business relationship with Seller in any material respect.

          9.29. Brokers. Neither Seller nor any of its Affiliates has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated by this Agreement, and no person has, as a result of any agreement or action by Seller or any of its Affiliates, any right or valid claim against Seller for any commission, fee or other compensation as a broker, finder or any similar capacity in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Seller.

          9.30. Securities Representation. In connection with the issuance and acquisition of the Converted Stock, the Warrant Stock, and the Closing Stock contemplated by Section 7 hereof (the "Securities"), Seller and each Selling Shareholder (collectively, "Subscriber") hereby further represents and warrants to ATS as follows:

                (a) Subscriber is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Subscriber has not been organized solely for the purpose of acquiring the Securities.

                (b) Subscriber is acquiring and will hold the Securities for investment for account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

                (c) Subscriber understands that the Securities has not been registered under the Securities Act by reason of a specific exemption therefrom and that the Securities must be held indefinitely, unless they are subsequently registered under the Securities Act or Subscriber obtains an opinion of counsel, in form and substance satisfactory to ATS and its counsel, that such registration is not required. Subscriber further acknowledges and understands that ATS is under no obligation to register the Securities.

                (d) Subscriber is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject only to the satisfaction of certain conditions. Subscriber acknowledges and understands that the conditions for resale set forth in Rule 144 may not have been satisfied and that ATS is not obligated to satisfy these conditions in the foreseeable future.

                (e) Subscriber will not sell, transfer or otherwise dispose of the Securities in violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules promulgated thereunder, including Rule 144 under the Securities Act. Subscriber agrees not to dispose of the Securities unless and until Subscriber has provided ATS with written assurances, in substance and form satisfactory to ATS, that (i) the proposed disposition does not require registration of the Securities under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (ii) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Securities under any state blue sky laws or regulations.

                (f) Subscriber has been furnished with, and has had access to, such information as each Subscriber considers necessary or appropriate for deciding whether to invest in the Securities, and each Subscriber has had an opportunity to ask questions and receive answers from ATS regarding the terms and conditions of the issuance of the Securities.

                (g) Subscriber is aware that Subscriber's investment in ATS is a speculative investment that has limited liquidity and is subject to the risk of complete loss. Subscriber is able, without impairing Subscriber's financial condition, to hold the Securities for an indefinite period and to suffer a complete loss of Subscriber's investment in the Securities.

          9.31. Full Disclosure. Seller and Selling Shareholders have disclosed to Buyer and ATS in writing all material facts and information relating to the Purchased Assets and the conduct, business, operations, properties, condition (financial or otherwise) and prospects of the Business. No information furnished by Seller, Selling Shareholders, or their respective Affiliates to Buyer or ATS in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules attached hereto) is false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, Seller and Selling Shareholders have not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 9 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 9 when considered together with the accompanying Schedules, not misleading.

     10. Representations and Warranties of Buyer and ATS. Buyer and ATS, jointly and severally, hereby represent and warrant to Seller and Selling Shareholders that:

          10.1. Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted. ATS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business
as presently conducted.   Buyer and ATS are each is duly qualified or
licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Buyer or ATS.

          10.2. Authority; Enforceability. Buyer and ATS have full power and authority to execute and deliver this Agreement and the Transaction Documents to which they are a party, and to perform their respective obligations hereunder and thereunder. This Agreement and the Transaction Documents to which each of Buyer and ATS are parties constitute the valid and legally binding obligations of Buyer and ATS, enforceable in accordance with their respective terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          10.3. No Conflict. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Buyer and ATS, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under ATS's certificate of incorporation or bylaws (or equivalent documents) or Buyer's articles of organization or operating agreement (or equivalent documents); (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Buyer or ATS is a party or by which Buyer or ATS is bound; or (iii) violate any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board.

          10.4. No Consents. No consents, approvals or authorizations of, or declaration, filing or registration with, any governmental authority or any other person or entity are required for the execution, delivery and performance by Buyer or ATS of this Agreement and the Transaction Documents to which Buyer or ATS is a party, and the consummation of the transactions contemplated hereby and thereby.

          10.5. Compliance with Laws. Buyer has not violated and is not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of federal, state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor has Buyer or ATS, as the case may be, received any notices of investigation or violation pertaining to any such matters.

          10.6.     Financial Statements.

                (a) Attached hereto as Schedule 10.6 are the following financial statements of ATS (collectively the "ATS Financial Statements"):
(i) audited consolidated balance sheet and statement of income, change in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 2007 (the "Most Recent Fiscal Year End") for ATS and its subsidiaries; and (ii) unaudited consolidated balance sheet and statement of income, and cash flow as of and for the six (6) months ended June 30, 2008 for ATS and its subsidiaries (the "Most Recent ATS Financial Statements").

                (b) The ATS Financial Statements (i) were prepared from the books and records kept by ATS (which books and records are correct and complete), (ii) are true and correct in all material respects, (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and
(iv) present fairly the financial condition of ATS as of such dates and the results of operations of ATS for such periods; provided, however, that the Most Recent ATS Financial Statements are subject to normal year end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

          10.7. Absence of Certain Changes. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of ATS or its Affiliates which has not been reflected in the ATS Financial Statements.

          10.8. Brokers. Neither Buyer nor any of its Affiliates has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated by this Agreement, and no person has, as a result of any agreement or action by Buyer or any of its Affiliates, any right or valid claim against Buyer for any commission, fee or other compensation as a broker, finder or any similar capacity in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer.

          10.9. Claims and Legal Proceedings. Except as set forth on the Schedule of ATS Claims and Legal Proceedings attached hereto as Schedule 10.9, there are no Claims pending or threatened, or any order, injunction or decree outstanding, against Buyer, ATS or any of its Affiliates. To the best of Buyer's and ATS' knowledge, there is no reasonable basis for future Claims against Buyer or ATS which, if adversely determined, might result in a material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of ATS and its Affiliates.

          10.10.     Securities Regulation;  Completeness of Disclosures.
ATS has made all filings required under the Securities Act and the Exchange Act, and all such filings have been correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading. The representations and warranties contained in this Section 10 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 10 not misleading. No investigation, or receipt of information provided by or on behalf of Buyer or ATS or review thereof by Seller or Selling Shareholders or their representatives or advisors shall diminish or obviate, or relieve Buyer or ATS from, or affect Seller's or Selling Shareholders' ability or right to rely on, any of the representations, warranties, covenants and agreements of Buyer and ATS contained in this Agreement and the Transaction Documents.

     11.     Certain Covenants.

          11.1.     Access; Confidentiality.

                (a) Access. Prior to the Closing Date, Seller shall (i) give Buyer and its accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all plants, offices, warehouses and other Facilities; (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Purchased Assets and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors; (iii) permit Buyer and its authorized representatives and advisors to review all books, records and Contracts relating to the Purchased Assets and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and make copies thereof; (iv) make available Seller's employees and advisors, including those responsible for the management of the Business, and cause Seller's employees and advisors to furnish Buyer and its authorized representatives and advisors with data and other information with respect to the Purchased Assets and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and discuss with Buyer and its authorized representatives and advisors the affairs of the Business; and
(v) fully cooperate with Buyer and its authorized representatives and advisors in their investigation and examination of the Purchased Assets and the affairs of the Business. No investigation, or receipt of information provided by or on behalf of Seller or Selling Shareholders or review thereof by Buyer or ATS or their representatives or advisors shall diminish or obviate, or relieve Seller or Selling Shareholders from, or affect Buyer's or ATS' ability or right to rely on, any of the representations, warranties, covenants and agreements of Seller and Selling Shareholders contained in this Agreement and the Transaction Documents.

                (b) Confidentiality. In the event that the Closing under this Agreement shall not occur, Buyer and ATS shall keep confidential and not use or disclose to any party any confidential information acquired by Buyer or ATS from Seller pursuant to this Section 11.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless Seller shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information which (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by Buyer or ATS; or (ii) was known to, or otherwise in the possession of, Buyer, ATS or their Affiliates prior to the receipt of such information from Seller; or (iii) is obtained by Buyer or ATS from a source other than Seller and other than one who would be breaching a commitment of confidentiality to Seller by disclosing the information to Buyer and ATS; or (iv) is developed by Buyer, ATS or their Affiliates independently of Seller's confidential information; or (v) is required to be disclosed by Buyer or ATS in connection with a pending Claim; and provided further that in the event Buyer or ATS becomes required in connection with a pending Claim to disclose any of the information acquired from Seller in connection with this Agreement, then Buyer and ATS shall provide Seller with reasonable notice so that Seller may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Buyer and ATS shall furnish only that portion of the information which is required and shall endeavor, at Seller's expense, to obtain a protective order or other assurance that the portion of the information furnished by Buyer or ATS will be accorded confidential treatment. The obligations of Buyer and ATS set forth in this Section 11.1(b) shall be in effect for a period of two (2) years from the date of this Agreement.

          11.2. Public Announcements. Before the Closing, each party agrees not to make any public announcement in regard to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby without the other party's prior consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures. Notwithstanding the foregoing, Seller and Selling Shareholders acknowledge that ATS has issued a press release in connection with the Letter of Intent, and that it will issue a press release upon consummation of the transactions contemplated hereby.
As used in this Agreement, "Letter of Intent" shall mean that certain Letter of Intent, dated July 11, 2008, by and between Seller and ATS.

          11.3. Conduct of Business. Prior to the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice. Without limiting the foregoing, Seller shall:

                (a) not take or permit to exist any action or condition specified in Section 9.13 hereof;

                (b) maintain the Business intact, market, promote, sell and distribute the Products consistently with Seller's past practice, and preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations;

                (c) maintain the Purchased Assets in good operating condition and repair;

                (d) meet the contractual obligations of the Business and perform and pay its obligations as they mature in the ordinary course of business;

                (e) make payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;

                (f) comply with all Judgments, all laws, statutes, rules, ordinances and regulations promulgated by any governmental authority and all Permits applicable to the conduct of the Business or the ownership or operation of the Purchased Assets or the Facilities, and maintain, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto;

                (g) promptly advise Buyer in writing of any material adverse change in the Purchased Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business;

                (h) not take any action, or omit to take any action, that would result in any of Seller's representations and warranties made herein being inaccurate at the time of such action or omission as if made at and as of such time;

                (i) give notice to Buyer promptly upon becoming aware of any inaccuracy of any of Seller's representations or warranties made herein or in any Schedules attached hereto or of any event or state of facts that would result in any such representation or warranty being inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail); and

                (j) not solicit, approach or furnish information to any prospective buyer, or negotiate with any third party concerning the sale or transfer of the Purchased Assets, the Business or any part thereof, whether any of such actions are taken directly or indirectly, through a representative or otherwise.

          11.4.     Employee Matters.

                (a) No Assumption of Employee Benefits. Except as expressly provided in Section 11.4(d) hereof, Buyer is not obligated to employ or retain any employees of Seller. In no event shall Buyer assume or be bound by any employment agreement, collective bargaining agreement or any bonus, profit sharing, stock option, service award, benefit plan, deferred or other additional compensation, pension or retirement arrangement or agreement of Seller (whether or not included within any Plans, Welfare Plans and Employee Benefit Plans). Other than the commissions described in Section 4.1(d) hereof, Seller shall remain fully responsible through the Closing Date and thereafter for any and all such arrangements, agreements or plans, which responsibility shall include, but not be limited to, any claims of employees of Seller for unpaid compensation or remuneration of any nature, including, without limitation, contingent salaries, incentive payments, pension benefits (whether or not vested), medical expense reimbursement, vacation pay, severance pay, other awards, interest or payments, or any liability owed under any Plans, Welfare Plans and Employee Benefit Plans. Such responsibilities of Seller with respect to Seller's employees shall be fully performed as of the Closing Date.

                (b) Termination. On the Closing Date, Seller shall notify all persons employed by Seller in connection with the Business of the sale of the Purchased Assets pursuant to the terms and conditions of this Agreement, shall terminate such employees, and shall pay all wages owing to such employees (and vacation pay, severance pay, and fringe benefits to which such employees are entitled) to the end that any employee of Seller whom Buyer may employ as provided below shall have no claim with respect to the foregoing against Buyer by reason of any prior employment by Seller.

                (c) Offers of Employment. Buyer may, in its sole discretion, on or before the Closing Date, elect to retain and employ any employees of Seller, by giving oral or written notice of such election (which notice shall include, without limitation, a list of all such employees retained). In the event Buyer elects to retain and employ any such employees of Seller, other than the commissions described in Section 4.1(d) hereof, Seller shall remain fully liable for the claims of employees which accrued prior to the Closing Date and Buyer shall be responsible for such claims of employees which accrue from and after the Closing Date. Such responsibilities of Seller with respect to Seller's employees shall be fully performed as of the Closing Date. Buyer and Seller shall indemnify, defend and hold the other harmless with respect to any such liability in accordance with the provisions of Section 13 hereof.

                (d) Employment Agreements. Notwithstanding the first sentence of Section 11.4(a) hereof to the contrary, each of the Selling Shareholders shall enter into an Employment Agreement with Buyer, substantially in the form attached hereto as Exhibit G (the "Employment Agreement"), pursuant to which Selling Shareholders shall be paid a base salary plus commissions in amounts and at rates set forth in the Employment Agreement, which shall be substantially similar to the amounts and rates reflected in Seller's Financial Statements.

                (e) Buyer Employee Benefits. Buyer maintains certain employee benefit plans ("Buyer Plans") as more fully described in Buyer's employee handbook, as the same may be modified from time to time. After the Closing, Buyer shall offer all Key Employees participation in all Buyer Plans for which they are eligible. Eligibility and vesting shall be determined on substantially the same criteria as apply to similarly situated employees of Buyer, except as otherwise restricted or limited by law or the terms of Buyer Plans, and credit shall be given for the time period of service with Seller prior to the Closing when determining eligibility and vesting under Buyer Plans; provided that any benefits will begin to accrue only after the Closing.

          11.5. Noncompetition Agreement. Buyer, Seller, and each of the Selling Shareholders shall execute and deliver a Noncompetition, Nonsolicitation and Nondisclosure Agreement, in substantially the form attached hereto as Exhibit H (the "Noncompetition Agreement"). The Noncompetition Agreement shall provide for customary terms and conditions, including, without limitation, a term for the longer of: (i) five (5) years from the Closing Date; or (ii) two (2) years from the termination of the applicable Employment Agreement; provided, however, in the event Selling Shareholder is terminated by Buyer without Cause (as defined in the applicable Employment Agreement), the Noncompetition Agreement for such Selling Shareholder shall terminate immediately.

          11.6.     Stock Options.

                (a) Selling Shareholders. After the Closing, ATS shall cause 1,500,000 shares of common stock of ATS to be set aside and reserved for the issuance of stock options to the Selling Shareholders and the Key Employees, subject to applicable terms, conditions and qualifications established by or at the direction of ATS's Board of Directors (or a compensation committee thereof) from time to time. The exercise price per share shall be equal to the closing price of the ATS common stock on the date of grant. As a condition to receiving such option grants, each Selling Principal shall have entered into customary agreements with ATS providing for such option grants, and containing customary terms and conditions and the following vesting schedule, which is based on the percentage by which EBIDTA for the Contingent Period exceeds the Target Amount:

                                Percent of               Cumulative
        Percent of              Additional Options       Percent of
        Target Amount           Vested                   Options Vested

            105%                      10%                     10%
            110%                      15%                     25%
            115%                      25%                     50%
            120%                      25%                     75%
            125%                      25%                     100%

                (b) Key Employees. After the Closing, each of the Key Employees shall be entitled to participate in ATS's Stock Incentive Plan, subject to applicable terms, conditions and qualifications established by or at the direction of the ATS's Board of Directors (or a compensation committee thereof) from time to time. As a condition to receiving such option grants, each of the individuals identified therein shall have entered into (i) customary agreements with ATS providing for such option grants, and containing customary terms and conditions and vesting schedules related thereto; and (ii) the Employment Agreements containing noncompetition covenants during the term of employment.

                (c) Additional Options/Bonuses. Subject to continued employment and approval by ATS's Board of Directors, Selling Shareholders shall be entitled additional cash bonuses and annual stock option grants based on mutually agreed upon goals.
As used in this Agreement, "Stock Incentive Plan" shall mean the 2008 Nonqualified Stock Incentive Plan of ATS, as may be amended from time to time, a copy of which is attached hereto as Exhibit I.

          11.7.     Board Matters.

                (a) Observer Rights. Chad Solter shall have the right to attend all meetings of ATS's Board of Directors in a nonvoting observer capacity for a term of twelve (12) months following the Closing Date and, in this respect, ATS shall give Chad Solter copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that Chad Solter shall hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that ATS reserves the right to withhold any information and to exclude Chad Solter from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between ATS and its counsel or would result in disclosure of trade secrets to Chad Solter.

                (b) Board of Directors. ATS shall cause Chad Solter to be designated as a candidate and solicit the approval of the shareholders of ATS for purposes of electing Chad Solter to ATS's Board of Directors within one (1) year of the Closing Date. ATS shall, following the same procedures described in the previous sentence, cause Chad Solter to be re-elected at each annual meeting of the stockholders for so long as Chad Solter's Employment Agreement has not been terminated for any reason.

          11.8. Sublease. On or before the Closing, Buyer and Seller shall execute and deliver a Sublease Agreement for each Leased Real Property, substantially in the form attached hereto as Exhibit J, or other form required by the lessor and reasonably acceptable to Buyer and Seller (the "Sublease Agreements"), pursuant to which (i) Seller subleases to Buyer all of its right, title and interest under any and all leases relating to each Leased Real Property, and (ii) Buyer accepts and assumes all obligations under such Leases. In addition, at its sole cost and expense, Seller shall obtain and deliver to Buyer promptly following the Closing Date (i) the written consent to the Sublease Agreement from each lessor under such Leases, substantially in the form attached as exhibit to the Sublease Agreement (the "Lessor Consents"); and (ii) a duly executed estoppel certificate from each lessor under such Leases, substantially in the form attached as exhibit to the Sublease Agreement (the "Estoppel Certificate"). In no event shall the terms and conditions of the Sublease Agreement, nor the relative rights and obligations of the parties thereto, be interpreted or otherwise construed in a manner that has the effect of altering, modifying or changing in any respect the terms and conditions contained in this Agreement or the relative rights and obligations of the parties hereto.

          11.9.     California Compliance.

                (a) Board of Equalization Clearance Certificate. No later than sixty (60) days following the Closing Date, Seller shall furnish Buyer a Clearance Certificate from the California Board of Equalization (a "Clearance Certificate") and any related certificates that Buyer may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for.

                (b) EDD Certificate of Release. No later than sixty (60) days following the Closing Date, Seller shall furnish Buyer a Certificate of Release (a "Certificate of Release") from the California Employment Development Department (the "EDD") stating that, as of the Closing Date, no contributions, interest, or penalties are due to the EDD from Seller with respect to the Business.

          11.10. Bulk Sales Laws. The parties acknowledge and agree that it may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Laws" or similar law of any or all of the states in which the Purchased Assets may be situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 13.2 hereof shall apply to any Damages of Buyer or ATS arising out of or resulting from the noncompliance with any such laws.

          11.11. Trademark License Agreement. Seller has applied to register the "IPT" trademark (the "Trademark") on the U.S. Principal Register, which application it shall continue to diligently prosecute to registration. On or before the Closing, Seller shall execute and deliver the Trademark License Agreement, substantially in the form attached hereto as Exhibit K (the "License Agreement"), pursuant to which Seller shall grant to Buyer a perpetual, royalty-free license to use the Trademark.

          11.12. Consulting Agreement. On or before the Closing, Buyer and Seller shall execute and deliver a Consulting Agreement, substantially in the form attached hereto as Exhibit L (the "Consulting Agreement"), pursuant to which Seller shall provide Buyer certain marketing analysis services for a period of three (3) years following the Closing Date in consideration for $10,000 per quarter, provided certain milestones are achieved, as more fully described therein.

          11.13. Satisfaction of Indebtedness and Release of Encumbrances. On or before the Closing, Selling Shareholders shall cause Seller (i) to not have any outstanding indebtedness with respect to any of the Purchased Assets (other than the Assumed Liabilities), and (ii) to take such action as is necessary to cause all Encumbrances on or against any of the Purchased Assets or rights securing indebtedness (other than the Assumed Liabilities), to be released, and to provide Buyer with documentation reasonably satisfactory to it evidencing such release.

          11.14. Consents. Seller shall use its best efforts and make every good faith attempt (and Buyer shall cooperate with Seller) to obtain all consents necessary for the assignment of, or alternate arrangements satisfactory to Buyer with respect to, any Contract, insurance policy, purchase order, sales order, or other instrument, Permit or Environmental Permit (including the Lessor Consents), which is to be assigned to Buyer hereunder and which may be required for such assignment to be effective.

          11.15. Change of Name. Seller and each of its Affiliates shall, within fifteen (15) days following the Closing Date, (i) deliver to Buyer evidence of filing with the Secretary of State of the state of its organization or incorporation, as the case may be, of an amendment to its articles of organization or articles of incorporation, respectively, to change its name to one that is not similar to "iPrint " or any derivation thereof; and (ii) take such actions and file such documents as shall be necessary to reflect such name change in all jurisdictions in which Seller or any of its Affiliates is qualified to do business as a foreign limited liability company or corporation, as the case may be.

          11.16. Exclusive Dealing. From the date of this Agreement until October 31, 2008, Seller and Selling Shareholders have not and shall not, and have not and shall not permit any of their respective Affiliates, or other representative of any of the foregoing (including advisors, agents, attorneys, employees or consultants) to take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any person, other than Buyer and ATS (and their respective Affiliates and representatives), concerning any purchase of assets, securities of Seller, or any merger, contribution, recapitalization, investment or similar transaction involving Seller or the Business. From the date of this Agreement until October 31, 2008, Seller and Selling Shareholders shall promptly (and in any event within two (2) days thereof) (i) disclose to Buyer the existence or occurrence of any proposal or contract that any of them or any of their representatives described above may receive or become aware in respect of any such transaction and the identity of the person from whom such a proposal or contract is received, and (ii) provide to Buyer a copy of any such proposal or contract.

          11.17. Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement and prior to the Closing Date, or any item about which Seller did not have actual knowledge on the date of this Agreement, that causes or reasonably could be expected to cause the failure of any of the representations and warranties in Section 9 hereof to be true and correct. No disclosure by Seller pursuant to this Section shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentation or breach of any warranty or covenant.

          11.18. Updated Schedules. The parties acknowledge that Seller and Selling Shareholders have delivered all schedules attached hereto (each, a "Schedule"). Prior to the Closing Date, Seller and Selling Shareholders may, at their option, deliver to Buyer an updated final version of any Schedule attached hereto (each, an "Updated Schedule"). The Updated Schedule, if any, must be delivered to Buyer within three (3) business days of the anticipated Closing Date, and shall amend and restate the Schedule in the form attached to this Agreement to which it relates. Following receipt of any Updated Schedule, Buyer may, in its sole discretion, elect to either
(i) extend the Closing Date by a period of not more than ten (10) days, or
(ii) terminate this Agreement pursuant to (and subject to the requirements of) Section 14.1(b) hereof. If Buyer does not elect to terminate this Agreement, then the Updated Schedule shall be deemed accepted by Buyer.

          11.19. Covenants to Satisfy Conditions. Each party shall proceed with all reasonable diligence and use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligation to purchase or sell the Purchased Assets that are set forth in
Section 12 hereof, insofar as such matters are within the control of such party; provided, however, that this provision shall not impose upon any party any obligation to incur unreasonable expenses under the circumstances in order to fulfill any condition contained in such Section.

          11.20. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

          11.21. Post-Closing Cooperation. After the Closing Date, each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any tax return or form) relating to the Purchased Assets or the Business. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party.

          11.22. Buyer's Supplier Credit Obligations. Buyer acknowledges that Seller has developed certain critical supplier relationships in conducting the Business which have enabled Seller to gain a competitive advantage against other companies competing for the same or similar customers. In order to keep competing on the same level as Seller, Buyer must maintain certain supplier relationships and to that end covenants to provide reasonable credit assurances (the "Buyer's Supplier Credit Obligations") to the following suppliers at their request: (i) Supplies Distributor, (ii) Supplies Network, and (iii) Vision Business Products. Moreover, in the event that Buyer shall have been notified by any of the foregoing suppliers that future sales will only be made on a COD basis, Buyer shall restore usual and customary credit terms or credit terms that are substantially similar thereto within twenty (20) days of written notice from Seller.

     12.     Conditions to Closing.

          12.1. Conditions Precedent to Obligations of Buyer and ATS. The obligations of Buyer and ATS to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer or ATS:

                (a) Accuracy of Representations and Warranties. The representations and warranties of Seller and Selling Shareholders made in this Agreement, the Transaction Documents, and any Schedules or certificates furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                (b) Consents and Approvals. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents for which Seller or Selling Shareholders are responsible to obtain shall have been obtained by Seller and Selling Shareholders and delivered to Buyer on or before the Closing Date.

                (c) No Material Adverse Change. From the date of this Agreement to the Closing Date, there shall not have been any Material Adverse Change.

                (d) No Injunction or Litigation. As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any governmental authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

                (e) Compliance Certificate. Seller and Selling Shareholders shall have delivered to Buyer at the Closing a certificate stating that the conditions specified in Sections 12.1(a) through 12.1(d) hereof have been fulfilled.

                (f) Secretary's Certificate. Seller shall have delivered to Buyer at the Closing a secretary's certificate and incumbency certificate, together with a copy of the following documents, certifying that such documents are a true and correct copy thereof as of the Closing Date: (i) Seller's Articles of Incorporation, as then in effect; (ii) Seller's Bylaws, as then in effect; and (iii) the resolutions of Seller's Board of Directors approving the transactions contemplated by this Agreement.

                (g) Good Standing Certificates. Seller shall have delivered to Buyer at the Closing certificates of good standing of Seller from the Secretary of State of the State of California (and any jurisdiction in which Seller is qualified to do business as a foreign limited liability company) as of a date not more than fifteen (15) days prior to the Closing Date.

                (h) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by the parties thereto other than Buyer and ATS.

                (i) Opinion of Counsel. Buyer shall have received an opinion of counsel to Seller, dated as of the Closing Date, substantially in the form of Exhibit M, subject to such qualifications, limitations, and exceptions as are reasonably acceptable to Buyer.

                (j) Due Diligence. The results of Buyer's due diligence investigation of Seller and the Purchased Assets shall be satisfactory in all respects to Buyer, in its sole and absolute discretion. In addition, any and all audits or other requirements of the SEC concerning Seller and the transactions contemplated by this Agreement shall have been completed to the satisfaction of the SEC and Buyer.

                (k) Acquisition Financing. ATS shall have obtained third party financing in an amount and on terms that are acceptable in all respects to ATS, in its sole and absolute discretion.

                (l) Other Deliveries. Seller and Selling Shareholders shall have delivered or caused to be delivered, such other usual and customary documents, instruments and certificates as Buyer may reasonably request.

                (m) Performance. Seller and Selling Shareholders shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

          12.2. Conditions Precedent to Obligations of Seller and Selling Shareholders. The obligation of Seller and Selling Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller and Selling
Shareholders:

                (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer made in this Agreement, the Transaction Documents, and any Schedules or certificates furnished pursuant hereto or thereto shall be true, complete, and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                (b) Consents and Approvals. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents for which Buyer is responsible to obtain shall have been obtained by Buyer and delivered to Seller on or before the Closing Date.

                (c) Compliance Certificate. Seller shall have received from Buyer at the Closing a certificate stating that the conditions specified in Sections 12.2(a) through 12.2(b) hereof have been fulfilled.

                (d)     Sole Member's/Secretary's Certificate.

                     (1) Sole Member's Certificate. Buyer shall have delivered to Seller at the Closing a sole member's certificate and incumbency certificate, together with a copy of the following documents, certifying that such documents are a true and correct copy thereof as of the Closing Date:
(i) Buyer's Certificate of Formation, as then in effect; (ii) Buyer's Limited Liability Company Agreement, as then in effect; and (iii) the resolutions, if any, of Buyer approving the transactions contemplated by this Agreement.

                     (2) ATS Secretary's Certificate. ATS shall have delivered to Seller at the Closing a secretary's certificate and incumbency certificate, together with a copy of the following documents, certifying that such documents are a true and correct copy thereof as of the Closing Date:
(i) ATS's Certificate of Incorporation, as then in effect; (ii) ATS's Bylaws, as then in effect; and (iii) the resolutions of ATS's Board of Directors approving the transactions contemplated by this Agreement.

                (e) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by the parties other than Seller and the Selling Shareholders.

                (f) Performance. Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

     13.     Survival and Indemnification.

          13.1. Survival. The representations and warranties of the parties contained in this Agreement, any Transaction Document, or in any certificates delivered pursuant to this Agreement or in connection herewith or therewith will survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Sections 9.7 (Title to Purchased Assets), 9.8 (Sufficiency of Purchased Assets), 9.9 (Condition of Purchased Assets), 9.10 (Inventory), 9.13 (Accounts Receivable), 9.18 (Environmental Matters), 9.19 (Taxes), and 9.29 (Brokers) (collectively, the "Excepted Representations") shall survive the Closing until six (6) months following the expiration of the statute of limitations applicable to the matters covered thereby (after giving effect to any waiver or extension thereof other than any waiver or extension granted by Buyer without the consent of Seller). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time. All covenants and agreements of the parties contained in this Agreement or any Transaction Documents will survive the Closing indefinitely.

          13.2. Indemnification by Seller and Selling Shareholders. Seller and each of Selling Shareholders, joint and severally, shall indemnify, defend, and hold harmless Buyer, ATS and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents (the "Buyer Indemnified Parties") from and against all liabilities, damages (other than consequential or special damages), losses (including diminution in value), costs, and expenses (including reasonable attorneys' and consultant's fees and expenses) ("Damages") incurred or suffered by them as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by Seller or Selling Shareholders in this Agreement, any Transaction Document, or in any certificates delivered pursuant to this Agreement to be true and correct as of the date of this Agreement and as of the Closing (as if made anew at the Closing); (ii) any breach of any covenant or agreement of Seller or Selling Shareholders in this Agreement or any Transaction Document; (iii) any liabilities or obligations of any Seller Indemnified Parties, other than the Assumed Liabilities; (iv) any third party claims or litigation relating to incidents occurring on or prior to the Closing Date in connection with the Business; or (v) any noncompliance with Bulk Sales Laws.

          13.3. Indemnification by Buyer and ATS. Buyer and ATS, jointly and severally, shall indemnify, defend, and hold harmless Seller and Selling Shareholders and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents (the "Seller Indemnified Parties"), from and against all Damages incurred or suffered by them as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by Buyer or ATS in this Agreement, any Transaction Document, or in any certificates delivered pursuant to this Agreement to be true and correct as of the date of this Agreement and as of the Closing (as if made anew at the Closing); (ii) any breach of any covenant or agreement of Buyer or ATS in this Agreement or any Transaction Document;
(iii) any liabilities or obligations of any Buyer Indemnified Parties; or
(iv) any third-party claims or litigation relating to incidents occurring after the Closing Date that relate to the Business, except if resulting or arising out of (A) any matter for which Seller is obligated to indemnify any Buyer Indemnified Party or (B) the negligence or misconduct of Seller.

          13.4.     Procedure for Indemnification.

                (a) If any person who or which is entitled to seek indemnification under Section 13.2 or 13.3 (an "Indemnified Party") receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any person who or which is not a party to this Agreement (a "Third Party Claim") against such Indemnified Party with respect to which the person against whom or which such indemnification is being sought (an "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense.

                (b) If, within 30 days after giving notice of a Third Party Claim to an Indemnifying Party, an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; and (ii) the Indemnified Party may employ separate counsel, and the Indemnifying Party shall bear the reasonable expenses of such separate counsel, if in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to loss, liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

                (c) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

                (d) A failure to give timely notice or to include any specified information in any notice as provided in this Section

          13.4 shall not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

          13.5.     Miscellaneous.

                (a) Threshold and Cap. No party shall have any liability for Damages (either as a result of any Direct Claim or any Third Party Claim) resulting from any inaccuracy in any representation or warranty in this Agreement (i) unless and until the aggregate amount of all such Damages exceed One Hundred Thousand Dollars ($100,000) (the "Threshold"), and then only for the amount of Damages in excess of the Threshold, or (ii) in excess of a maximum aggregate amount of liability equal to the Purchase Price (the "Cap"); provided, however, that (x) neither the Threshold nor the Cap shall apply to Damages resulting from, related to or arising out of the inaccuracy of any Excepted Representations (and such Damages shall be disregarded in calculating whether a party has suffered Damages in excess of the Threshold), and (y) neither the Threshold nor the Cap shall apply to Damages resulting from, related to or arising out of the fraud, willful misconduct or gross negligence of Seller or Selling Shareholders. The indemnification obligations of Seller shall be applied in the order described in Section 7.2(b)(5)(ii) hereof.

                (b) Adjustment in Purchase Price. To the maximum extent permissible by law, any amounts which an Indemnifying Party actually pays under this Section shall constitute, in the case of Seller or Selling Shareholders, a decrease in the Purchase Price, and in the case of Buyer, an increase in the Purchase Price.

                (c) Exclusive Remedy. The indemnity obligations contained in this Section shall be the exclusive remedy that any Indemnifying Party may have to any Indemnified Party with respect to matters arising under this Agreement. The indemnity obligations contained in this Section are not the sole remedy of any party with respect to obligations arising under other Transaction Documents (including, but not limited to, the Security Agreement, the Employment Agreements, and the Noncompetition Agreements).

                (d) Effect of Investigation. The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of Seller or Selling Shareholders on one hand or Buyer or ATS on the other hand contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or ATS on one hand or Seller and Selling Shareholders on the other hand at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Buyer or Seller and Selling Shareholders to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation.

     14.     Termination.

          14.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                (a)     by the mutual written consent of the parties hereto;

                (b) by Buyer or ATS, if there has been a breach or inaccuracy of any covenant, representation or warranty of Seller or Selling Shareholders contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer or ATS at the Closing, and such breach or inaccuracy has not been waived by Buyer or ATS or, in the case of a covenant breach, cured by Seller or Selling Shareholders within the earlier of (i) 10 days after written notice thereof from Buyer or ATS or (ii) the Closing Date;

                (c) by Seller and Selling Shareholders, if there has been a breach or inaccuracy of any covenant, representation or warranty of Buyer or ATS contained in this Agreement that has prevented the satisfaction of any condition to the obligation of Seller or Selling Shareholders at the Closing, and such breach or inaccuracy has not been waived by Seller or, with respect to a covenant breach, cured by Buyer or ATS within the earlier of (i) 10 days after written notice thereof by Seller or Selling Shareholders or (ii) the Closing Date; or

                (d) by Buyer or ATS, on the one hand, or Seller and Selling Shareholders, on the other hand, if the transactions contemplated by this Agreement have not been consummated by October 31, 2008; provided, however, that no party will be entitled to terminate this Agreement pursuant to this Section if such party's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

     14.2. Effect of Termination. If this Agreement is terminated pursuant to Section 14.1, all further obligations of the parties under this Agreement (other than pursuant to Section 5.2 and Section 11.1(b), which will continue in full force and effect shall terminate without further liability or obligation of any party to the other parties hereunder; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of such party to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by such party of any matter set forth in this Agreement. Nothing in this Section 14.2 shall relieve any party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

     15.     General Provisions.

          15.1. Notice. Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein. A notice shall be deemed effectively given as follows: (i) upon personal delivery; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested. Addresses for notice shall be as follows, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties:

          If to Seller or Selling Shareholders:

          iPrint Technologies, Inc.
          980 Magnolia Avenue, Suite 5
          Larkspur, CA 94939
          Attn:  Chad Solter
          Fax:  (415) 927-3232

          With a copy, which shall not constitute notice but shall be delivered at the same time and by the same means, to:

          Haas & Najarian, LLP
          58 Maiden Lane, 2nd Floor
          San Francisco, Ca 94108
          Attn:  Louis N. Haas, Esq.
          Fax:  (415) 391-0555

          If to Buyer:

          iPrint Technologies, LLC
          c/o American TonerServ Corp.
          420 Aviation Blvd., Suite 103
          Santa Rosa, CA  95403
          Attn:  Daniel J. Brinker, President and CEO
          Fax:  (707) 581-7450

          With a copy, which shall not constitute notice but shall be delivered at the same time and by the same means, to:

          Spaulding McCullough & Tansil LLP
          90 South E Street, Suite 200
          Santa Rosa, CA  95404
          Attn:  Kevin J. McCullough or Douglas J. (DJ) Drennan
          Fax:  (707) 524-1906

          15.2. Time of Essence. Time is of the essence with respect to the terms, covenants, and conditions contained herein.

          15.3. Entire Agreement. This Agreement, including any other agreements, exhibits, and schedules to be entered into in connection with the transactions contemplated hereby and specifically referenced in this Agreement, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings of the parties hereto, whether written or oral.

          15.4. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. Every exhibit, schedule, attachment, or other appendix attached to this Agreement and referred to herein shall constitute a part of this Agreement and is hereby incorporated herein by reference. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context clearly requires otherwise, (i) plural and singular numbers will each be construed to include the other; (ii) the masculine, feminine, and neuter genders will each be construed to include the others; (iii) "shall," "will," "must," "agree," and "covenants" are each mandatory; (iv) "may" is permissive; (v) "or" is not exclusive; and (vi) "includes" and "including" are not limiting.

          15.5. Knowledge. All references to the knowledge of Seller or Selling Shareholders, or to words of similar import shall be deemed to be references to the actual knowledge (unless a different standard is otherwise indicated) of Selling Shareholders.

          15.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), but only with the written consent of the party or parties to be bound thereby. No delay in the exercise of any right or remedy under this Agreement shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

          15.7. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that Buyer may assign its rights and delegate its duties under this Agreement to ATS or an Affiliate of ATS and may assign its rights under this Agreement to its lenders for collateral security purposes; provided, however, any such security interest shall be subordinate to Seller's security interest in the Secured Assets. After the Closing Buyer and ATS may assign their respective rights and delegate their respective duties under this Agreement to any third party; provided, however that no such assignment shall relieve Buyer or ATS of any of their liabilities, obligations and duties under this Agreement.

          15.8. No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          15.9. Headings. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

          15.10. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to the conflict of laws rules of such state.

          15.11. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in Sonoma County, California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

          15.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          15.13. Specific Performance. Each party's obligation under this Agreement is unique. If any party should default in such party's obligations under this Agreement, each party acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to damages and any other available rights or remedies, may sue in equity for specific performance, and the parties hereby expressly waive the defense that a remedy in damages shall be adequate. The parties also hereby expressly waive any requirement that the nondefaulting party or parties post a bond or similar security prior to obtaining and enforcing any specific performance.

          15.14. Attorneys' Fees. If any legal action or other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the Prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs, in addition to any other relief to which the party may be entitled.
As used in this Agreement, "Prevailing Party" shall include without limitation: (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant of a desired remedy where that is substantially equal to the relief sought in an action; or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

          15.15. Counterparts and Signature Pages. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

                      [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement effective as of the date first set forth above.

SELLER:                                  BUYER:

iPRINT TECHNOLOGIES, INC.,               iPRINT TECHNOLOGIES, LLC
a California corporation                 a Delaware limited liability company


By: /s Chad Solter              By:      AMERICAN TONERSERVE CORP.,
     Chad Solter                         a Delaware corporation
Its: President and Secretary             It's: Managing Member


                                         By: /s/ Daniel J. Brinker
                                              Daniel J. Brinker,
                                         Its: President and CEO


SELLING SHAREHOLDERS:                    ATS:

                                         AMERICAN TONERSERV CORP.,
/s/ Chad Solter                          a Delaware corporation
Chad Solter


/s/ Darrell Tso                          By: /s/ Daniel J. Brinker
Darrell Tso                                   Daniel J. Brinker
                                         Its: President and CEO

/s/ Scott Muckley
Scott Muckley
















                     LIST OF SCHEDULES AND EXHIBITS
Schedules:

Schedule 1                 Schedule of Definitions
Schedule 2.1               Schedule of Equipment
Schedule 2.2               Schedule of Inventory
Schedule 2.5               Schedule of Intellectual Property
Schedule 7.4               Purchase Price Allocation
Schedule 9.5               Schedule of Required Consents
Schedule 9.6               Schedule of Leased Real Property
Schedule 9.9               Schedule of Conditions
Schedule 9.12              Financial Statements of Seller
Schedule 9.14              Schedule of Changes
Schedule 9.16              Schedule of Plans
Schedule 9.17              Schedule of Employees
Schedule 9.18              Schedule of Environmental Matters
Schedule 9.20              Schedule of Contracts
Schedule 9.21              Schedule of Warranties
Schedule 9.22              Schedule of Affiliated Transactions
Schedule 9.23              Schedule of Permits
Schedule 9.24              Schedule of Insurance Policies
Schedule 9.25              Schedule of Claims and Legal Proceedings
Schedule 9.26(j)           Schedule of Noncompetition Violations
Schedule 9.27              Schedule of Significant Customers and Significant
                           Suppliers
Schedule 10.6              ATS Financial Statements
Schedule 10.9              Schedule of ATS Claims and Legal Proceedings

Exhibits:

Exhibit A                  Form of Bill of Sale
Exhibit B                  Form of Assumption Agreement
Exhibit C-1                Form of First Short-term Note
Exhibit C-2                Form of Second Short-term Note
Exhibit C-3                Form of Long-term Note
Exhibit C-4                Form of Additional Note
Exhibit D                  Form of Security Agreement
Exhibit E                  Form of Warrant
Exhibit F                  Form of Escrow Agreement
Exhibit G                  Employment Agreement
Exhibit H                  Form of Noncompetition Agreement
Exhibit I                  Copy of Stock Incentive Plan
Exhibit J                  Form of Sublease Agreement
Exhibit K                  Form of Trademark License Agreement
Exhibit L                  Form of Consulting Agreement
Exhibit M                  Form of Seller's Legal Opinion